Third Quarter 2018
Financial Results
U.S. Premium Beef (USPB) has finalized its financial results for the third quarter of fiscal year 2018 and has filed them with the Securities and Exchange Commission. For the quarter, which ended September 29, 2018, USPB recorded net income of $28.9 million compared to $25.5 million in the same period in the prior year, an improvement of approximately $3.4 million. Year-to-date, USPB realized income of $65.9 million compared to $44.0 million for the same period in the prior year, an improvement of approximately $21.9 million. Improved gross margins at National Beef were the primary driver of the year-over-year improvement in USPB’s financial results.

In the third quarter, National Beef recorded income of $195.5 million compared to $174.0 million in the same period in the prior year, an improvement of approximately $21.5

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Beef Quality Assurance

Requirements

Previous communications to USPB deliverers have detailed Beef Quality Assurance (BQA) requirements for Delivery Year 2019. Starting Monday December 31, 2018, if you direct ship cattle to National Beef from your feedlot, you will be required to be BQA certified.

Certification is easy and can be completed at no cost. The coursework for certification can be completed online at www.bqa.org or in-person at a local BQA meeting. Visit the USPB website at www.uspremiumbeef. com for a list of state coordinators who can advise on local meetings and further BQA information. Call our office if we can assist with BQA related questions.♦

Grid Performance in

Third Quarter

Grid performance during the third quarter of fiscal year 2018 is summarized in Table 1, on page 2. The first four rows of the table are a few of the USPB Base grid inputs. The remaining rows summarize the performance of USPB cattle delivered during this quarter, the previous quarter and prior year. Please note that “% steer lots” pertains only to lots that are 100% steers. Not all

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FY 2018 Annual Meeting

Please mark your calendar to join us for the USPB Annual Meeting in Dodge City, Kansas on Thursday March 21, 2019. The meeting will be held at the United Wireless Arena & Conference Center. This one-day meeting will include a presentation by representatives from National Beef and USPB’s Business meeting. A reception and dinner will follow the business meeting.

Our featured speaker will be Randy Blach, CEO of Cattle Fax. Many have heard Randy at livestock conventions provide market data analysis and updates. The beef industry has experienced many changes in recent years, with many more to come.

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USPB at KLA Convention

If you are planning to attend the Kansas Livestock Association Convention on November 28-30, 2018 in Wichita, Kansas, please stop by the USPB booth. We will be supplying the beef for the Friday morning membership breakfast. We look forward to seeing you.♦

CattleTrace Pilot Study

U.S. Premium Beef and National Beef Packing Company have agreed to participate in a Kansas ID Pilot Study called CattleTrace, Inc. a private, not-for-profit corporation. Participants in the project include Kansas State University, Kansas Livestock Association, Kansas Department of Agriculture, USDA and stakeholders such as USPB, National Beef, other packers and participating feedyards and sale barns within the state of Kansas. The primary goal of the project is to demonstrate the feasibility of a traceability system using Ultra High Frequency (UHF) ear tags through all segments of the beef production chain. The state of Kansas is a natural fit for such a study as it contains all segments of the beef production chain.

Traceability is an important component in biosecurity of the beef industry. In the event of an outbreak of a highly contagious disease, traceability would allow the industry to contain and diffuse the situation much more rapidly. This would lessen the disruption of beef export markets and maintain greater consumer confidence in US beef throughout the world. In addition, the development of an industry-wide cattle disease traceability system could potentially open the US beef industry to additional export markets worldwide.

Year to date data from the U.S. Meat Export Federation indi-

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Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef.

Third Quarter 2018 Financial...	continued from page 1

million. Year-to-date, National Beef realized income of $452.1 million compared to $309.2 million for the same period in the prior year, an improvement of approximately $142.9 million.

National Beef’s revenues in the 2018 year-to-date period increased in comparison to the same period in 2017, primarily due to an increase in the number of cattle processed. Cost of sales was virtually unchanged, as the effect of an increase in the number of cattle processed was offset by a lower average cost per head, in 2018 as compared to the same period in 2017. The combined effects of increased margin per head and an increase in volume processed led to higher profitability in 2018, as compared to 2017.

 During the first nine months of fiscal year 2018, USPB producers delivered 641,178 head of cattle to National Beef. For the nine month period, average gross premiums for all cattle delivered was $47.60 per head, with the top 25% and 50% receiving premiums of $83.89 and $69.54, respectively.♦

FY 2018 Annual Meeting...	continued from page 1

Randy will provide his perspective on the recent industry changes and what the future might hold.

There are two positions on USPB’s Board of Directors up for election. Jerry Bohn, Wichita, KS and Wayne Carpenter, Brewster, KS currently hold these positions. Both have indicated they intend to run for re-election.

Unitholders who want information on becoming a candidate for USPB’s Board should contact our office. Applications are due December 21, 2018.

Hotel, registration and other information for the annual meeting will be communicated in early January.♦

CattleTrace Pilot Study...	continued from page 1

cates the value of beef and beef by-products exported from the U.S. are now over $310 per head. This is a significant value that supports domestic cattle prices. However, the sudden loss of export markets due to major disease outbreaks would have a devastating impact across the beef industry.

The US beef industry has debated mandatory ID and traceability for many years. The Kansas ID Pilot Study is an opportunity for our industry to be involved in the development of an efficient and timely traceback system. CattleTrace is a voluntary, industry-driven project with a goal of testing the capabilities and guiding the development of an enhanced animal disease traceability system.

The CattleTrace pilot study will last two

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Grid Performance in Third Quarter...		continued from page 1

remaining lots would be heifers since some are reported as “mixed sex”.

During the third quarter, USPB carcass performance was similar to the same period a year ago. Quality grades continue to be outstanding for both USPB cattle and the entire industry, on average. Prime and Certified Angus Beef (CAB) percentage for USPB cattle was up slightly from a year ago. However, premiums for higher quality carcasses were generally softer, especially for Prime. Collectively, this translated to a smaller quality grade premium per head. The entire US beef industry has made tremendous improvement in Quality Grade. Figure 1 on page 3, shows the total industry average Choice and Prime percentage, reported by USDA along with the USPB company

Table 1. USPB Quarterly Grid Performance
	FY18,Q3	FY18,Q2	FY17,Q3	FY18
				year-to-date
CH/SE spread, $/cwt.	$10.17	$16.39	$11.59	$11.36
Prime premium, $/cwt.	$10.33	$8.11	$29.28	$10.48
CAB spread, $/cwt.	$3.00	$3.00	$3.27	$3.10
Plant Average YG 4&5, %	11.23	8.70	8.42	11.03
% steer lots	34.39	44.30	40.53	38.29
% black hided	79.45*	78.98	78.06	78.06
Apparent Avg. Daily Gain	3.41	3.43	3.54	3.48
In weight	766	727	774	752
Days fed	158	166	153	161
Live weight	1,305	1,296	1,314	1,312
Carcass weight	839	829	844	841
Yield, %	64.27	63.99	64.22	64.11
Yield difference, %	0.57	0.98	0.81	0.70
Prime, %	5.94	5.25	4.66	5.60
Choice & Prime, %	86.80	86.08	87.34	86.51
CAB, %	29.60	31.38	26.56	30.38
Yield Grade 1&2, %	46.09	49.93	50.35	47.18
Yield Grade 3, %	40.17	39.14	38.59	39.85
Yield Grade 4&5, %	13.70	10.93	11.06	12.96
Average backfat, inches	0.62	0.58	0.57	0.59
Actual-Require REA, sq.in.	0.82	0.74	0.82	0.77
Heavyweight, %	1.43	1.14	1.64	1.62
QG premium/head	$26.16	$34.71	$34.56	$28.66
Yield benefit/head	$16.11	$26.56	$22.00	$20.07
YG premium/discount/head	-$1.13	-$0.88	-$1.20	-$0.58
Outweight discount/head	-$2.89	-$2.45	-$3.28	-$3.28
Subtotal premium/head	$38.25	$57.94	$52.08	$44.87
Natural premium/head	$1.53	$1.10	$1.61	$1.37
Total premium/head	$39.78	$59.04	$53.69	$46.24
Top 25% premium/head	$72.00	$94.62	$99.02	$83.46
* = record high/large

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Grid Performance in Third Quarter...	continued from page 2

average for recent years, including 2018 year-to-date noted with an asterisk. Both have increased dramatically and USPB has always been above the industry average. Figure 2 shows similar data for only Prime, which is the highest quality grade. The rate of improvement for the industry is even greater and notice that USPB is not as superior for the highest grade.

Currently, the industry has an ample supply of Prime and

CAB product. That is why premiums are lower. Generally, the Choice/Select spread has remained strong, however. This is because the total volume of Select has decreased from 40% to only 17% of the total market. Some large retailers have been forced to move out of the Select grade to Choice. If the industry can prove that this level of higher-end grades can be established, perhaps we will see other meat customers graduate up and further increase the overall demand for Prime and CAB.

USPB yield, or dressing percentage, was very similar to a year ago. However, plant average yields were higher, resulting in a smaller yield benefit per head. A lower percentage of steer lots were delivered during the third quarter this year. This translated to lighter slaughter weights compared to a year ago.

Muscling, measured by ribeye area in relation to carcass weight, continues to be significantly above average. Yet backfat was record high which increased overall yield grades of USPB cattle. Plant averages also saw a similar increase in the third quarter resulting in a very similar yield grade discount per head.

Overall, total premium per head was lower, in part, due to smaller premiums available in the marketplace. The table also lists the fiscal year-to-date column on the far right hand side with information through November 3 for your reference.♦

CattleTrace Pilot Study...	continued from page 2

years. It will focus on feeder and fed cattle. Calves will be tagged with UHF electronic ID (EID) ear tags and then move through normal channels of commerce. The only data that will be collected and shared with the project each time the tag is read will be: UHF tag number, date/time the tag was read and the GPS coordinates of where it was read. While CattleTrace will record where tags are initially shipped, no owner, lot identity, or pen identity type of information will be collected. Data will be owned by CattleTrace and maintained in their secure, third party database. The Cattle-Trace team believes this is the minimal information needed to trace cattle back through the production chain – one of the many parts evaluated throughout the pilot project.

Currently, seven livestock auction facilities are participating and equipped to read this new style of tag: Farmers and Ranchers Livestock, Salina, La Crosse Livestock Market, Manhattan Commission Company, Mankato Livestock, Russell Livestock and Winter Livestock at both Dodge City and Pratt, KS. Twelve feedlot companies are participating and equipped to read tags. Those that participate in USPB include: Cow Camp Feedyard, Fairleigh Feedyard, Finney County Feedyard, High Choice Feeders, Hy-Plains Feedyard, Midwest Feeders, Poky Feeders and Pratt Feeders. Other Kansas beef processing companies, in addition to NBP, are also participating in CattleTrace.

UHF EID tags look like a traditional panel ear tag. They can be read from a further distance compared to the “button” style, low-frequency (LF) EID tags that are currently popular in the industry. The UHF EID tag is also capable of recording individual tag numbers within a group of animals moving down an alley, thus making them well suited for use at a sale-barn. UHF technology has been available for years. One common use is for transponders that are placed on the windshield of a car that allows you to bypass toll booths. This type of reader can rapidly read multiple cars’ identity from a distance and electronically record and assign tolls on US roadways.

National Beef is in the process of installing UHF readers in the Dodge City and Liberal plants. These new readers will be placed next to the existing LF EID readers on the slaughter floor. This means that we will have the ability to record visual ID tags, LF and UHF EID tags for USPB carcass data, even if the same animal has all three or any combination of these methods of identification. Producers requesting USPB individual animal carcass data will NOT be required or mandated to use either form of EID tag.

If you would like to participate in this project, please contact Cassie Kniebel, CattleTrace Program Manager, at 785-564-7446 or visit www.cattletrace.org. Ideal candidates would be cattle feeders who place cattle at a participating feedyard listed above or producers who sell feeder cattle through one of the participating salebarns. Ranchers who participate can be located outside the state of Kansas. Readers are already in place in salebarns and feedyards. Cattle are already being tagged. Producers who are interested can participate immediately.♦

Holiday Shopping Made Easy

You already have the perfect place to complete your holiday shopping for family and friends. The Kansas City Steak Company is ready to assist you and would like to offer you 15% off your order as a symbol of their appreciation. To receive the discount, use the code LOVEBEEF when completing your order. You can order online at www. kansascitysteaks.com or call them at 888-527-8325.♦

Did You Know

✓You may have received an email that appears to be from Marva that requested payment for a couple of invoices. If you receive such an email, do not open it, delete it. It is a fraudulent attempt by an unknown party to get you to pay amounts not due. U.S. Premium Beef does not send invoices or request payment by email.♦

USDA’s Choice/Select Spread

So far, year-to-date, the Choice/Select spread has been $0.78/cwt stronger than the same time period last year. Recently, the spread has been significantly better than last year and tracking very similar to the previous five-year average. Watch for the spread to remain strong through the remainder of the calendar year as it usually has, historically.♦